EXHIBIT 99.1

NEWS RELEASE

EDITORIAL CONTACT: Dave Kroll (408) 749-3310 dave.kroll@amd.com	INVESTOR CONTACT: Mike Haase (408) 749-3124 mike.haase@amd.com Ruth Cotter (408) 749-3887 ruth.cotter@amd.com

AMD REPORTS THIRD QUARTER RESULTS

– EPS of $0.27 Driven by 18 Percent Quarter-Over-Quarter

Increase in Microprocessor Unit Shipments and Record Sales of

Mobile Processors –

SUNNYVALE, Calif. — Oct. 18, 2006 — AMD (NYSE: AMD) today reported sales of $1.33 billion, operating income of $119 million, and net income of $134 million, or $0.27 per share, for the quarter ended October 1, 2006. These results include $16.5 million of employee stock-based compensation expense.

In the third quarter of 2005, excluding the Memory Products segment1, AMD reported sales of $1.01 billion and operating income of $129 million. In the second quarter of 2006, AMD reported sales of $1.22 billion and operating income of $102 million.

				Change
	Q3-06	Q2-06	Q3-05[1]	Q3-06 vs Q2-06		Q3-06 vs Q3-05
Net Sales (billions)	$1.33	$1.22	$1.01	9%		32%
Operating Income (millions)	$119	$102	$129	17%		(8)%
Gross Margin	51.4%	56.8%	55.4%	(5.4	)% points	(4.0	)% points

“Third quarter sales increased nine percent from the prior quarter, and 32 percent year-over-year, due to strong demand for all AMD processor brands,” said Robert J. Rivet, AMD’s chief financial officer. “Microprocessor unit shipments grew 18 percent sequentially as customers continued leveraging AMD’s open platform approach. Demand for AMD Turion™ 64 mobile processors was especially strong, resulting in record mobile processor sales and unit shipments coupled with increased

[1]

As a result of Spansion Inc.’s initial public offering (IPO) in December 2005, financial results for periods in 2006 compared to periods in 2005 do not correlate directly. In this press release, all references to and comparisons with periods in 2005 exclude the results of the company’s former Memory Products segment.

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average selling prices (ASPs). Record AMD Opteron™ processor sales resulted from continued adoption of dual core processors, record unit shipments and improved ASPs.”

Desktop processor sales were flat sequentially with increased unit shipments offset by decreased ASPs.

AMD continued to successfully ramp production in both Fab 36 and Chartered Semiconductor. The conversion to 65 nanometer production in Fab 36 is on track, with revenue shipments planned for the fourth quarter.

Third quarter gross margin was 51.4 percent, compared to 56.8 percent in the second quarter of 2006 and 55.4 percent in the third quarter of 2005. The gross margin decrease was largely due to lower desktop processor ASPs which caused a decline in overall processor ASPs.

ADDITIONAL HIGHLIGHTS

•	AMD and ATI announced plans to join forces to create a processing powerhouse. The transaction has received all of the required regulatory and shareholder approvals necessary for close and is expected to be completed the week of October 23rd.

•	Customer highlights in the third quarter included:

•	Dell launched its first AMD64 processor-based Dimension desktop systems for consumers and small businesses.

•	Founder, China’s second largest PC provider and the seventh largest global desktop PC provider, announced plans to launch a full range of AMD64-based desktop, notebook and server systems throughout China.

•	IBM unveiled five new AMD Opteron-based mainstream server platforms that are quad-core ready.

•	Commercial adoption of AMD Athlon™ 64 processor-based desktop systems continued, with Acer, HP, Lenovo, and NEC Computers announcing new AMD-powered platforms. The HP and Lenovo solutions are their first AMD client systems targeted at large enterprise customers.

•	More than 150 AMD Turion 64 platforms are shipping or in development worldwide from the leading PC manufacturers.

•

AMD announced broad support for its Torrenza Initiative by leading server manufacturers including Cray, Dell, Fujitsu Siemens Computers, HP, IBM and Sun Microsystems. Torrenza is the industry’s first open x86 innovation platform,

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capitalizing on the unique advantages of the AMD’s Direct Connect Architecture and HyperTransport™ technology to enable partners to innovate within a common ecosystem.

•	AMD introduced its next-generation AMD Opteron processor family, the only x86 server processor with planned upgradeability to native quad-core within the same thermal design power envelope.

•	More than 60 percent of the top 500 of the Forbes Global 2000 companies or their subsidiaries are using AMD64 technology. Companies that have recently joined these growing ranks include Allianz Group, Linde Group, Merck KGAA, Schering AG, and Quest Diagnostics. Additionally, government organizations that adopted AMD64 technology in the quarter include the U.S. Air Force, the U.S. Department of Census, the U.S. Navy SPAWAR, the Defense Contract Management Agency, the National Institute of Health, and the Defense Information Systems Agency (DISA).

•	AMD expanded its global research and development operations, opening the Shanghai Research and Development Center to drive next-generation platform innovation and an advanced microprocessor development facility in Fort Collins, CO named the “Mile High Design Center.”

CURRENT OUTLOOK

AMD’s outlook statements are based on current expectations and exclude ATI operations and ATI acquisition-related charges. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.

AMD expects demand for its products to be seasonally strong in the fourth quarter and sales to increase sequentially.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 p.m. PDT today to discuss third quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com. The webcast will be available for 10 days after the conference call.

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ABOUT AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative microprocessor solutions for computing, communications and consumer electronics markets. Founded in 1969, AMD is dedicated to delivering superior computing solutions based on customer needs that empower users worldwide. For more information visit www.amd.com.

CAUTIONARY STATEMENT

This release contains forward-looking statements concerning sales for the fourth quarter of 2006, AMD’s technology and capacity introduction schedule and the timing of the completion of the planned acquisition of ATI Technologies, Inc, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks include the possibility that competitors, customers and suppliers of AMD or ATI may take actions that may negate the impact of the anticipated benefits of AMD’s acquisition of ATI; revenue, cost savings, growth prospects and any or other synergies expected from the planned acquisition will not be fully realized or will take longer to realize than expected; the planned acquisition will not be accretive as expected; the company will not achieve any year-end or longer-term targeted gross margins, research and development expenses, selling, general or administrative expenses, operating margins, capital structure or debt-to-capitalization ratio; there will be delays associated with integrating the companies, including employees and operations, after the planned acquisition is completed; goodwill and other long-lived assets resulting from the planned acquisition and the resulting impact on the company’s assets and earnings will be impaired; global business and economic conditions will worsen, resulting in lower than currently expected sales in the fourth quarter of 2006 and beyond; Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current sales plans; demand for computers and, in turn, demand for the company’s products will be lower than currently expected; the company will not achieve its current product and technology introduction schedules; the company will require additional capital and will not be able to raise sufficient capital, on favorable terms or at all; the company will not be

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able to obtain sufficient manufacturing capacity or components to meet demand for its products; solutions providers will not provide the infrastructure to support the company’s AMD64 technology in a timely fashion; and unfavorable results of operations of Spansion will adversely impact the company’s results of operations. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on From 10-K for the year ended December 25, 2005 and AMD’s quarterly report on Form 10-Q for the quarter ended July 2, 2006.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron , AMD Turion, and combinations thereof are trademarks of Advanced Micro Devices, Inc. Spansion is a trademark of Spansion, Inc. Other names used are for identification purposes only and may be trademarks of their respective owners.

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended			Nine Months Ended
	Oct. 1, 2006 (Unaudited)	Jul. 2, 2006 (Unaudited)	Sept. 25, 2005 (Unaudited)	Oct. 1, 2006 (Unaudited)	Sept. 25, 2005 (Unaudited)
Net sales	$1,327,622	$1,216,367	$1,522,755	$3,876,147	$4,009,301

Cost of sales (includes stock-based compensation expense of $1,932 for Q3 FY’06; $2,200 for Q2 FY’06 and $0 for Q3 FY’05; $5,920 for nine months ended Oct. 1, 2006 and $0 for nine months ended Sept. 25, 2005)	645,264	526,059	896,261	1,724,663	2,469,663

Gross margin	682,358	690,308	626,494	2,151,484	1,539,638

Gross margin %	51.4%	56.8%	41.1%	55.5%	38.4%

Research and development (includes stock-based compensation expense of $6,110 for Q3 FY’06; $6,834 for Q2 FY’06 and $0 for Q3 FY’05; $17,039 for nine months ended Oct. 1, 2006 and $0 for nine months ended Sept. 25, 2005)	277,380	278,674	289,018	820,230	814,724

Marketing, general and administrative (includes stock-based compensation expense of $8,468 for Q3 FY’06; $9,020 for Q2 FY’06; $ 277 for Q3 FY’05; $26,650 for nine months ended Oct. 1, 2006 and $743 for nine months ended Sept. 25, 2005)	285,806	309,525	258,748	851,373	698,974

Operating income	119,172	102,109	78,728	479,881	25,940

Interest income	31,188	35,308	9,510	94,658	23,589
Interest expense	(17,637)	(17,859)	(30,615)	(58,743)	(80,513)
Other income (expense), net	(1,975)	7,240	(3,456)	(13,863)	(10,463)

Income (loss) before minority interest, equity in net loss of Spansion Inc. and income taxes	130,748	126,798	54,167	501,933	(41,447)

Minority interest of consolidated subsidiaries	(6,941)	(7,183)	21,227	(20,471)	105,985

Equity in net loss of Spansion Inc.	(10,204)	(12,467)	—	(40,914)	—

Provision (benefit) for income taxes	(20,852)	18,301	(606)	32,722	(5,358)

Net income	$134,455	$88,847	$76,000	$407,826	$69,896

Net income per common share

Basic	$0.28	$0.18	$0.19	$0.85	$0.18

Diluted	$0.27	$0.18	$0.18	$0.82	$0.17

Shares used in per share calculation

Basic	486,331	484,541	399,025	478,318	395,839
Diluted	496,772	500,176	443,681	497,332	409,586

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Oct. 1, 2006 (Unaudited)	Jul. 2, 2006 (Unaudited)	Dec. 25, 2005*
Assets

Current assets:
Cash, cash equivalents and marketable securities	$2,356,903	$2,530,062	$1,794,766
Accounts receivable, net	688,023	571,539	805,531
Inventories	465,716	405,285	388,631
Prepaid expenses and other current assets	326,238	308,323	477,302
Deferred income taxes	74,981	90,323	92,606

Total current assets	3,911,861	3,905,532	3,558,836

Property, plant and equipment, net	3,403,878	3,163,181	2,701,000

Net investment in Spansion Inc.	671,249	686,984	721,342

Other assets	392,255	306,198	306,601

Total Assets	$8,379,243	$8,061,895	$7,287,779

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	901,349	706,454	855,834
Accrued compensation and benefits	147,250	161,547	226,874
Accrued liabilities	473,477	429,843	388,998
Income taxes payable	17,790	45,567	3,326
Deferred income on shipments to distributors	115,571	189,992	141,898
Current portion of long-term debt and capital lease obligations	44,950	45,139	43,224
Other current liabilities	191,824	175,947	161,807

Total current liabilities	1,892,211	1,754,489	1,821,961

Deferred income taxes	75,861	90,323	92,606
Long-term debt and capital lease obligations	644,357	647,109	1,327,065
Other long-term liabilities	482,204	450,289	459,322
Minority interest in consolidated subsidiaries	272,116	267,095	234,988

Stockholders’ equity:
Capital stock:
Common stock, par value	4,870	4,856	4,355
Capital in excess of par value	3,958,680	3,921,784	2,710,168
Retained earnings	881,631	747,160	473,678
Accumulated other comprehensive income	167,313	178,790	163,636

Total stockholders’ equity	5,012,494	4,852,590	3,351,837

Total Liabilities and Stockholders’ Equity	$8,379,243	$8,061,895	$7,287,779

*	Derived from the December 25, 2005 audited financial statements of Advanced Micro Devices, Inc.

Advanced Micro Devices, Inc.

SELECTED CORPORATE DATA

(Unaudited)

(Millions except headcount and percentages)

	Quarter Ended			Nine Months Ended
	Oct. 1, 2006	Jul. 2, 2006	Sept. 25, 2005	Oct. 1, 2006	Sept. 25, 2005
Segment Information (6)
Computation Products (2)
Net sales	$1,290	$1,172	$969	$3,761	$2,486
Operating income	133	113	149	531	331

Embedded Products (3)
Net sales	38	44	35	120	95
Operating loss	(1)	(6)	(14)	(18)	(40)

All Other (4)
Net sales	—	—	3	(5)	3
Operating loss	(13)	(5)	(6)	(33)	(16)

Subtotal (excluding Memory Products segment)
Net sales	1,328	1,216	1,007	3,876	2,584
Operating income	119	102	129	480	275

Memory Products (5)
Net sales	—	—	516	—	1,425
Operating loss	—	—	(50)	—	(249)

Total AMD
Net sales	1,328	1,216	1,523	3,876	4,009
Operating income	119	102	79	480	26

Other Data (AMD excluding Memory Products segment)
Gross margin %	51.4%	56.8%	55.4%	55.5%	55.4%

Research and development expenses	$277	$279	$216	$820	$598

Marketing, general and administrative expenses	$286	$310	$214	$851	$559

Depreciation & amortization	$200	$193	$154	$567	$515

Capital additions	$425	$455	$177	$1,190	$859

Headcount	11,609	10,967	9,530	11,609	9,530

International sales %	70.9%	70.2%	72.5%	70.2%	70.7%

EBITDA (1)	$331	$318	$397	$1,066	$1,087

_____________ (1) RECONCILIATION OF NET INCOME TO EBITDA*

Net income	$134	$89	$76	$408	$70
Depreciation and amortization	200	193	291	567	942
Interest expense	18	18	31	59	81
Provision (benefit) for income taxes	(21)	18	(1)	33	(5)

EBITDA	$331	$318	$397	$1,066	$1,087

*	Starting Q106, the Company defines EBITDA as net income adjusted for interest expense, tax, depreciation and amortization. Prior period information has been restated to conform to current period presentation.
(2)	Computation Products segment includes PC processors and Chipsets.
(3)	Embedded Products segment, formerly known as Personal Connectivity Solution Products, includes Embedded Processors and Products for global commercial and consumer markets.
(4)	The All Other category includes certain operating expenses and credits that are not allocated to the operating segments and, starting Q305, includes Personal Internet Communicator (PIC) products.
(5)	Memory Products segment included Flash memory products of AMD and Spansion. Spansion closed its IPO on Dec. 21, 2005. Since that time, AMD uses the equity method of accounting to reflect its proportionate share of Spansion’s net income (loss).
(6)	Starting Q405, the Company allocates bonus and profit sharing expenses to the segments. Prior period information has been restated to conform to current period presentation.

Note: Figures may not foot due to rounding.